Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT ING FIRM

We consent to the use in this Registration Statement on Form S-4 dated April 30, 2026 (“Registration Statement”) of our auditor’s report dated December 29, 2025, relating to the consolidated financial statements of Marine Thinking Inc. (the “Company”) consisting of the consolidated balance sheet as at April 30, 2025 and 2024 and the related consolidated statements of loss and comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period ended April 30, 2025, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

April 30, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9